AMENDMENT NO. 1
                                       TO
                        CADUS PHARMACEUTICAL CORPORATION
                              1996 INCENTIVE PLAN

      This Amendment No. 1 to the Cadus Pharmaceutical Corporation 1996 Incentive Plan (the "Plan") was adopted by the Board of Directors of Cadus Pharmaceutical Corporation on December 12, 1996.

            1. All references in the Plan to the par value of the common stock of Cadus Pharmaceutical Corporation is hereby amended from "$0.001" per share to "$0.01" per share.

            2. The last sentence of Section 1.1 is hereby amended to read as follows:

            "Upon approval of the Plan by the Board of Directors of the Corporation (the "Board"), awards may be made by the Board or the Board's Compensation Committee (the "Committee"), as provided herein."

            3. The first sentence of Section 2.2 of the Plan is hereby amended to read as follows:

            "2.2 Maximum Shares Available. The maximum aggregate number of shares of Common Stock available for award under the Plan is 833,334, subject to adjustment pursuant to Article 12 hereof. The maximum aggregate number of shares of Common Stock or Options or Stock Appreciation Rights with respect thereto that may be awarded under the Plan to any individual during any calendar year is 300,000, subject to adjustment pursuant to Article 12 hereof."

            4. Section 3.1 of the Plan is hereby amended in its entirety to read as follows:

            "3.1 Committee. Awards shall be determined, and the Plan shall be administered, by the Board or the Committee. Whenever the Plan grants power and authority to the Committee it shall also be deemed to have granted the same power and authority to the Board. The Committee shall be appointed from time to time by the Board, which Committee shall consist of not less than two (2) members of the Board; provided, however, that in order to permit transactions pursuant to the Plan by employees of the Corporation to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), each member of the Committee shall be a "Non-Employee Director," as that term is defined in subparagraph (b)(3)(i) of Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time ("Rule 16b-3"); and provided further, however, that each member of the Committee shall also be an "outside director" as that term is defined in Treasury Regulation Section 1.162-27(e)(3).

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            5. The proviso in the first sentence of Section 3.3 of the Plan is hereby amended to read as follows:

            "provided, however, that the Committee may not delegate any of its responsibilities hereunder to any director who is not a "Non-Employee Director," as that terms is defined in subparagraph
            (b)(3)(i) of Rule 16b-3."

            6. The first paragraph of Article 4 of the Plan is hereby amended to read as follows:

            "Awards may be made to all directors, employees and consultants of the Corporation or any of its subsidiaries (subject to such requirements as may be prescribed by the Board or the Committee). In determining the directors, employees and consultants to whom awards shall be granted and the number of shares to be covered by each award, the Board and the Committee shall take into account the nature of the services rendered by such directors, employees and consultants, their present and potential contributions to the success of the Corporation and its subsidiaries and such other factors as the Board or the Committee in its sole discretion shall deem relevant."